ETF Opportunities Trust 485BPOS

Exhibit 99(h)(70)

January 16, 2025

Board of Trustees

ETF Opportunities Trust

8370 Stony Point Parkway, Suit 205

Richmond, VA 23235

RE: ETF Opportunities Trust (the “Trust”) – Fee Waiver for the Kingsbarn Tactical Board ETF (the “Trust”)

Dear Trustees:

This letter confirms the agreement of Kingsbarn Capital Management, LLC (“Adviser”) to waive its investment advisory fee under the Investment Advisory Agreement between the Adviser and the Trust with respect to the Fund by 30 basis points (bps), from 125 bps to 95 bps.

The Trust and the Adviser agree that the foregoing fee waiver for the Fund is effective from April 1, 2025, through March 31, 2026. This waiver may only be terminated by the Fund’s Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

Kingsbarn Capital Management, LLC

By:	/s/ Jim J. Fowler
Name:	Jim J. Fowler
Title:	Chief Executive Officer and Chief Investment Officer

ETF Opportunities Trust

By:	/s/ David A. Bogaert
Name:	David A. Bogaert
Title:	President

KINGSBARN.COM

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